Exhibit 99.1
CORPORATE PARTICIPANTS
Shannan Overbeck
Cambium Learning Group Inc. — IR
Ron Klausner
Cambium Learning Group Inc. — CEO
David Cappellucci
Cambium Learning Group Inc. — President Cambium Learning Group, Inc. and President Voyager
Brad Almond
Cambium Learning Group Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Tucker Golden
Solas Capital — Analyst
Randy Baron
SM Investors — Analyst
PRESENTATION

Operator
Good afternoon, everyone, and welcome to the Cambium Learning Group investor conference call. I will now turn the conference call over to Ms. Shannan Overbeck.

Shannan Overbeck — Cambium Learning Group Inc. — IR
Thank you, Operator. My name is Shannan Overbeck and I am Cambium Learning Group’s Head of Investor Relations. On the call today is Ron Klausner, Cambium Learning Group’s Chief Executive Officer; David Cappellucci, the Group’s President; and Brad Almond, the Chief Financial Officer, who has some prepared comments.
Before we begin, I have a few comments regarding the information we are providing today. Please note that some statements made on today’s call are forward-looking in nature and are based upon assumptions and subject to risks and uncertainties. The risks and uncertainties associated with these statements could cause Cambium Learning Group’s actual performance to differ materially from that reflected in statements made today.
Cambium Learning Group does not undertake any duty to update these statements, whether as a result of new information, future events, or otherwise. You can find a discussion of some of these risks under the caption risk factors in our Form S-4 filed with the Securities and Exchange Commission in association with our recently-closed merger.
Non-GAAP figures will be discussed on this call to provide additional information to investors regarding financial and business trends. Reconciliations of these figures are included in our Form S-4 or on a Form 8-K to be filed with the SEC along with a transcript from this call.
Following today’s prepared statements, we will take questions. A transcript and webcast of today’s call will be available on the Company’s corporate website, CambiumLearning.com. Let me now turn the call over to Ron.

Ron Klausner — Cambium Learning Group Inc. — CEO

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Final Transcript

Dec 10, 2009 / 09:00PM GMT, ABCD — Cambium Learning Group Inc. call to discuss merger completion of Voyager Learning Company and Cambium Learning, Inc.
Thank you, Shannan, and thank you for joining us today. I’m delighted to share with you this inaugural first investor conference call of Cambium Learning Group, known hereafter on this call as Cambium.
Two days ago, the Voyager Learning Company’s shareholders met and approved the merger of their company with Cambium Learning with an impressive 99% of the votes that were cast. The process to get to this point has been a long, but we are emboldened by the strong vote and investor mandate for the merger that we received.
The combined company we are now leading is well positioned to address the many needs of America’s 23 million struggling students. It is a market that we feel has potential growth and we feel that our combined solutions provide a significantly more compelling offering than each of the companies had separately.
My introductory comments will cover the following two areas. One, our organization structure, including our leadership team, and secondly, an integration update.
First, how have we organized the company? Cambium Learning Group will serve as the organization or umbrella brand for the combined company, and will also be the corporate parent name for the merged business.
The newly-combined business will be managed in three distinct business units. Voyager will be the comprehensive intervention business unit, Sopris will represent our supplementary business unit, and Cambium Learning Technologies will represent our technology solutions business unit. I’d like to provide you with a summary-level perspective of each of these three business units.
The Voyager business unit has been consolidated of both Cambium’s and Voyager core intervention products under the Voyager brand. This includes our largest product offerings, including our adolescent literacy solutions, Language! and Journeys; our early literacy solution, Passport and Read Well, and our math solutions, TransMath, Vmath, and Algebra Rescue.
This unit will possess one of the most experienced and skilled sales teams in the industry and this significantly expanded group will carry what we feel is the most complete suite of products and services being offered to address the needs of struggling students.
David Cappellucci will lead this business unit, in addition to his role as President of Cambium Learning Group. David is the co-founder of Cambium Learning and brings an impressive 27-year career in the education industry.
Estimated 2009 revenues for this business unit are approximately 65% of Cambium Learning Group’s 2009 revenues.
The Sopris business unit is our supplemental solutions business. Behind the strength of some of the nation’s most respected and revered authors, such as Louisa Moats, Anita Archer, and Roland Good, is a collection of research-based supplemental education materials, which we will market via direct sales, sales agents, e-commerce, and catalogs.
I’m delighted that George Logue will lead this unit. George has over 30 years of experience in the education industry, was a co-founder of Cambium Learning, and has served as its Executive Vice President since June 2003.
Estimated 2009 revenues for this business unit are 12% of Cambium Learning Group’s 2009 revenues.
The Cambium Learning Technologies business unit is our company’s technology-based education product unit. This in unit includes the following well-recognized brands — special-education tools, IntelliTools, and Kurzweil Web-based reading, writing, vocabulary, and other resources for students and teachers, Learning A-Z, and Web-based math and science computer simulations, ExploreLearning.
Historically, this group has demonstrated significant growth and we’re fortunate to have John Campbell lead this unit. John was Voyager’s Chief Executive Officer and was instrumental in Voyager’s acquisition of ExploreLearning and Learning A-Z, and successfully led these products as they grew quickly.
Estimated 2009 revenues for this business unit are approximately 23% of Cambium’s 2009 revenues.
As you can see, these three business units represent a significant blend of market-leading education products, service, and technology solutions serving the at-risk student population.

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Final Transcript

Dec 10, 2009 / 09:00PM GMT, ABCD — Cambium Learning Group Inc. call to discuss merger completion of Voyager Learning Company and Cambium Learning, Inc.
In addition to David, John, and George, who will each serve as presidents of their respective business units, we’re pleased to have the following executives who will report to me. Brad Almond, who will serve as our Chief Financial Officer. Brad joined Voyager as its Chief Financial Officer three years ago. Todd Buchardt will serve as our General Counsel. Todd was General Counsel of Voyager Learning and originally joined the parent company to Voyager as General Counsel in 1998.
Todd and Brad successfully led us through the legal and financial process related to this merger.
Carolyn Getridge will lead human resources and customer urban relations. Dr. Alan Nowakowski will be the leader of strategy and product development, and Dr. Bob Pasternak will lead our special-education initiatives.
Integration update. We’ve made meaningful progress in planning for integrating the companies over the last several months. We formed multiple joint task force teams to gather critical facts and empirical data to enable us to analyze various aspects of each business, identify best practices and processes, develop recommendations, establish timelines, and determine areas where we had duplicate resources.
The objective of this process was to hit the ground running at the closing of the merger, while being thoughtful of risks associated with the integration, especially as it relates to our customers. The formation of the three business units I just discussed have taken effect at the time of the merger.
Clearly, the successful integration of the sales forces in all three business units represents perhaps one of the most critical success factors for the merger. The sales integration task force is complete, which will allow for a consolidated sales organization to take effect as of January 1, 2010.
As we communicated at the time of the merger, we had estimated that we expect to realize at least $10 million in annualized synergies as a result of the combination. We continue to feel very comfortable with this figure and based on the work completed to date, we believe that upside beyond this level is probable.
We also intend to act quickly, thoughtfully, and decisively to complete the integration by the end of 2010. We expect a reduction in force of approximately 70 to 80 people to reach and potentially exceed the annual synergies’ target of $10 million.
Through attrition during the process, we have already achieved a reduction of approximately 15 of this estimate and we anticipate the majority of the remaining 55 to 65 reductions to occur between next week and early 2010. We expect that virtually all of the actions required to complete the full integration will be completed in 12 months.
Due to the extensive preplanning of our integration in advance of closing, we have an ability to act on the cost-savings opportunities immediately, and thus we expect to realize on a reported basis a significant portion of our estimated savings during the 2010 fiscal year. Partially offsetting the savings will be some material one-time costs. In future calls, we will update you regarding both savings and costs associated with completing the integration process.
And now, I will turn the call over to David.

David Cappellucci — Cambium Learning Group Inc. — President Cambium Learning Group, Inc. and President Voyager
Thank you, Ron, and thank you for joining us today. I would like to briefly share an update on Cambium Learning’s third-quarter and year-to-date results, after which I’ll turn the call over to Brad who will speak to the results of the newly-combined company, Cambium Learning Group.
Of course, the results I’ll be addressing reflect Cambium Learning’s performance pre-merger as a stand-alone entity and will not include any results related to Voyager’s performance pre-merger. Brad will do the same for Voyager in his comments.
As the merger is occurring so late in the year, providing this information for each of the two companies separately will provide you with better visibility regarding how each company performed pre-merger and how we expect to finish the year. Going forward, we will conform to the structure of the three major business units which Ron just outlined.
Let me turn to the third-quarter 2009 results. Cambium experienced strong and improved business conditions and performance during the quarter ended September 30, 2009, relative to the first half of the year. Cambium’s third-quarter revenues of $41 million were up approximately 16% compared to the same period in 2008. This was particularly evident in the month of September, which saw an increase of sales of 72% when compared to September of 2008.

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Final Transcript

Dec 10, 2009 / 09:00PM GMT, ABCD — Cambium Learning Group Inc. call to discuss merger completion of Voyager Learning Company and Cambium Learning, Inc.
Cambium Learning has significantly less deferred revenues in Voyager, and consequently September and third-quarter sales results were entirely driven by strength in new orders. In the third quarter, intervention products’ revenues were up approximately 17% and our technology division was up approximately 13% versus the same period in the prior year.
Third-quarter revenue increase in Texas, where we won new business in Houston for our language comprehensive literacy curriculum, and in Louisiana, where Caddo Parish purchased approximately $3 million in order to implement our Read Well reading program in grades K-2 and Language! for their adolescent literacy intervention.
Additionally, transitional mathematics helped more than offset the revenue declines we experienced in Florida and Alabama, also a result of higher sales in those adoptions last year.
We were particularly pleased with our performance in California, which is our largest and most challenged market. Total third-quarter revenues in California increased 50% over the same period last year, to approximately $5 million. While the vast majority of districts elected to delay their participation in this year’s literacy intervention adoption, a few did move forward, resulting in a doubling of our language sales, which is listed for sale in that adoption.
In the area of math, sales of our newly revised transitional mathematics program, targeted for students requiring intensive math intervention, increased by 65% in the third quarter, or approximately $2 million.
Adjusted EBITDA for the third quarter was $19 million, an increase of $5 million, or 35%, from the third quarter of 2008. This increase is both volume and rate driven, attributable to increased gross margin from the higher third-quarter sales and more favorable cost of sale and services.
We were able to hold our largest operating expense items — sales, marketing, and product development — about flat with last year, so the resulting margin increase from the higher sales volume basically flowed directly through to adjusted EBITDA. It should be noted that adjusted EBITDA in this context is lower than the adjusted EBITDA allowed by our credit agreement, which permits additional add-back items to income.
Cambium’s strong third-quarter performance helped us to partially reverse the year-to-year sales decline that existed for the six months ended June 30, 2009. For the nine months ended September 30, 2009, sales of $78 million are 5% lower than in the comparable period in 2008, which represents an improvement from the 21% unfavorable prior-year variance through the second quarter, and based on what we are seeing, represents an outperforming of the K-12 market generally and really, to some extent, the need to address some of the challenges with at-risk students, especially adolescent literacy and math intervention where we are particularly well positioned.
In spite of the slightly unfavorable revenue variance through the first nine months of the year, we were able to report adjusted EBITDA of $24.5 million during this period, an increase of $3.5 million, or approximately 17% over the same period in 2008. We’ve continued to experience positive business conditions in the fourth fiscal quarter; therefore for the full year, we expect revenues to end in the range of $95 million to $96 million with full-year adjusted EBITDA of approximately $27 million.
Now let me turn the call over to Brad Almond.

Brad Almond — Cambium Learning Group Inc. — CFO
Thanks, David. I will cover four topics, and then we will turn the call over to the Operator for questions.
These four topics are, first, the review of the final steps of the closing; second, update the full-year Voyager guidance; third, I’ll tie in the guidance just provided by David for a complete picture of how the newly-formed Cambium Learning Group is performing on a combined basis; and fourth, the resulting cash balances from the merger and a summary look at the liquidity position of Cambium.
As Ron mentioned, clearly the Voyager shareholders viewed the merger favorably and we were encouraged by the overwhelming — overwhelmingly positive vote. As we had projected, Voyager maximized the cash available for distribution to the shareholders and, outside of the tax refunds, we distributed $67.5 million in cash to those electing cash for their shares.

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Final Transcript

Dec 10, 2009 / 09:00PM GMT, ABCD — Cambium Learning Group Inc. call to discuss merger completion of Voyager Learning Company and Cambium Learning, Inc.
Such cash election was oversubscribed, and therefore we provided cash tender for the maximum 10.4 million shares. The remaining 19.5 million shares of Voyager stock were converted into shares of Cambium Learning Group Inc. Thus combined with the new shares issued to the former shareholder of Cambium Learning, the newly-formed Company now has a total shares outstanding of 43.8 million.
I want to spend just a moment providing the results of the cash elections in the merger, share some information on the exchange of Voyager stock, and summarize the delivery of the cash component of the merger consideration.
Subject to a final reconciliation, a stockholder owning 1,000 shares of common stock of Voyager Learning Company, and who elected to receive cash consideration for all 1,000 shares, would receive in exchange for those shares the following three components of consideration.
First, total cash of $2,859.61, consisting of $2,340 for the cash election and $519.61 for the tax refunds received through closing, excluding certain escrowed amounts. The second component is 640 shares of Cambium Learning Group Inc. stock, and the third is one contingent value right representing the right to receive certain future tax refunds and amounts put in escrow at closing if certain contingencies occur over time.
Looked at a different way, the shareholder electing all cash consideration for their shares will receive a pro-rated amount of cash from the cash election equal to $2.34 a share, plus $0.52 per share for the tax refunds, providing a total pro-rated cash payout of $2.86 a share held.
The process for the distribution of the cash and shares includes the final reconciliation that should be completed by the end of this week, and distribution of letters of transmittal to the shareholders by the end of next week. Upon receipt of the letters of transmittal, shareholders will be required to complete the letter and return their shares of Voyager Learning Company stock. Upon receipt of a properly-completed letter of transmittal and the shares, the cash and shares in Cambium Learning Group Inc. will be mailed in approximately two to three weeks after receipt of the documents.
Please recognize that each of the previous time periods an estimate based on the current process. Each of the time periods could vary, especially during the holiday season.
We have been listed on the NASDAQ global market under the ticker symbol ABCD, and trading has begun. Obviously, all of this represents the culmination of a long process which we are thankful has been completed. However, we realize that our job has just begun regarding our investor relations effort and we look forward to getting started. We also realize that step one in the investor relations process is results and we begin from a good starting point with the results of both Voyager and Cambium Learning for 2009.
As David just did for Cambium Learning’s results, I will speak to both Voyager and Cambium Learning’s outlooks as separate entities. I do this given the lateness in the year of this closing. By understanding how each company had done individually prior to the closing, and how we both project the year, you will have a picture of performance prior to undergoing the various purchase accounting adjustments that will now be required.
So first, recall that in the S-4 filing we provided an adjusted EBITDA for the first nine months of 2009 for Voyager of $17 million, and the adjusted EBITDA for the same nine-month period for Cambium Learning was $25 million, for a combined total of $42 million. Again, before pro forma adjustments.
The S-4 filing reconciled adjusted EBITDA to GAAP net earnings for each company, and adjusted EBITDA in this call is calculated in a consistent way for any historical and projected amounts.
Regarding how we see the full year of 2009 for both individual entities and assuming the merger had not taken place, for Voyager we previously guided that we believed estimated adjustment — adjusted EBITDA would be between $17 million and $19 million. We are now estimating that we will be at the high end of that range and reach $19 million to $20 million.
As stated by David previously, the comparable Cambium Learning stand-alone guidance for full-year 2009 adjusted EBITDA is $27 million. Combining these as stand-alone entities would provide a 2009 adjusted EBITDA of $46 million to $47 million, with the comparable number from 2008 being $34 million, or an increase of approximately 35% to 38%.
Adjusted EBITDA was increased from cost cutting achieved by both companies well ahead of the merger in late 2008 in preparation for the market challenges management believed were in store for 2009. This was accomplished with revenue from Voyager projected to be between $99 million and $100 million for 2009 and $95 million to $96 million for Cambium Learning.

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Final Transcript

Dec 10, 2009 / 09:00PM GMT, ABCD — Cambium Learning Group Inc. call to discuss merger completion of Voyager Learning Company and Cambium Learning, Inc.
Combined, the expected range of stand-alone revenue would be $194 million to $196 million, compared with a combined 2008 revenue amount of $198 million. Again, before any purchase accounting adjustments have been made.
Assuming we meet our projections, we will have been collectively successful in improving our adjusted EBITDA a meaningful amount in a tough economic environment. As David mentioned, we believe both our revenue and adjusted EBITDA performance compares favorably to the general K-12 education market for products and services.
It is important to note that while the $46 million to $47 million of combined projected adjusted EBITDA does not include pro forma or purchase accounting adjustments, it also doesn’t include expected savings to be realized from integration. As stated earlier, we believe that these savings, when fully realized, will add a minimum of $10 million to our annualized EBITDA.
As we file our Cambium Learning Group Form 10-K for 2009, we will appropriately apply purchase accounting, but I also point out that the Voyager part of the results will only be presented for the period between the closing date and the end of the year. As a combined company going forward, we have not yet determined whether we will be giving guidance of any sort, and if we do give guidance, what that guidance would consist of.
Let me circle back to the merger closing and its effect on cash balances of the newly-combined company. Given the improved business performance of both Cambium Learning and Voyager experienced in the third quarter, cash generation at both companies was strong. As I mentioned earlier, Voyager maximized the cash to be distributed to Voyager shareholders and funded all required escrow accounts for legacy liabilities and ultimately left behind for the new business operating cash of $4 million after paying all Voyager transaction costs.
The newly-formed Cambium Learning Group, after paying the Cambium share of the transaction expenses and after making the scheduled Q4 interest payment, is expected to have approximately $11 million to $13 million in operating cash. We intend to use this excess cash to pay down $10 million of the principal of our outstanding revolver, bringing its principal balance to $5 million at year end.
Therefore, we project at the end of 2009 Cambium Learning Group will have an operating cash balance between $1 million and $3 million, as well as $25 million of available funding via our revolving line of credit. Combined, this provides us with ample liquidity needed for working capital purposes in the early part of 2010, which is historically a cash flow negative period for us.
At the end of the year, we expect our net debt balance to be approximately $156 million. This is largely the company’s long-term debt, which has maturity in 2013. As an indication of our improved liquidity as a result of the merger, we can look at the simple leverage metric comparing debt to adjusted EBITDA. Taking our total expected year-end debt of $156 million, and dividing by the two companies’ combined adjusted EBITDA guidance of $46 million to $47 million, provides a ratio of approximately 3.3 to 3.4 debt to EBITDA.
Keep in mind this is illustrative using the two companies’ stand-alone adjusted EBITDA projections, and going forward we will have the expected purchase accounting adjustments. However, I’ll also point out that we have adequate provisions in the debt agreement to add back the impact of purchase accounting adjustments for covenant compliance. The merger is expected to provide very sufficient debt covenant coverage due to the combined earnings, as well as expected synergies.
As you are aware, the first part of any year is seasonally our lowest, and we typically see additional draws on the revolver for items such as inventory build-up prior to an expected cash flow positive second half of the year. We do not expect the revolver to come close to its maximum amount of $30 million. Thus, we believe we have adequate liquidity in the business as we enter 2010, due to the improved results of both companies prior to the merger.
We are pleased with the performance of both Cambium Learning and Voyager, with our financial position, and the quick start of our integration process.
That concludes our prepared remarks, and I would like to turn the call over to the Operator for questions.
QUESTION AND ANSWER

Operator

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Final Transcript

Dec 10, 2009 / 09:00PM GMT, ABCD — Cambium Learning Group Inc. call to discuss merger completion of Voyager Learning Company and Cambium Learning, Inc.
(Operator Instructions). Tucker Golden, Solas Capital.

Tucker Golden — Solas Capital — Analyst
Good afternoon. Congratulations on finalizing the transaction, and it looks like a great end to the year as well. A couple of questions regarding cash flows looking forward, can you provide us with some sort of rough estimate for CapEx cash interest expense and any significant use or source of cash from or towards working capital expected next year?

Brad Almond — Cambium Learning Group Inc. — CFO
I knew I’d get at least one forward-looking question. So we’re going to refrain from answering forward-looking questions at this time.
I think there is some good historical stuff out there for you in terms of what the combined and why we provided the two companies separately like we did. Of what the — at least the combined adjusted EBITDA was for both companies.
Our adjusted EBITDA is relatively a pretty close approximation for cash because we’ll — additive to adjusted EBITDA, you would have the fact that our deferred revenue rises, and then subtracting for that would be capital. And the two, typically, historically, at least for Voyager, have netted themselves out to be the same.
So at this point, I’d point you to the historical stuff we have, and as we go into next year, we’ll look to give you a little bit more visibility.

Tucker Golden — Solas Capital — Analyst
Okay, that’s great. I mean, I think there is enough detail as well in your S-4, between the solvency opinion and various other sections to make a nice guess-timate. And there should be pretty significant cash generation next year.
Can you talk to some extent about — you mentioned your expected year-end net debt to EBITDA ratio. I think you excluded the synergies in that 3.3, 3.4 number. Can you talk about where the company is comfortable running going forward? I know you have some ability to make acquisitions, and obviously there’s an opportunity to pay down debt. Can you talk about the philosophy there going in?

Brad Almond — Cambium Learning Group Inc. — CFO
I figure — first, you identified very correctly that we omitted from that liquidity or the debt ratio calculation, I excluded the synergies, but again I’ll also [adequately] point out we’d be excluding some of the pro forma effects of accounting.
But I think if you look at it from a cash flow basis, that is our starting point. Obviously, we would expect to see our synergies provide us with additional room, but really the key to that is the top line for next year, and that’s one area that we haven’t given guidance for at this time.

Ron Klausner — Cambium Learning Group Inc. — CEO
And Tucker, we will on our first call share with you our priorities and give you insight into our strategy. But at this call —

Tucker Golden — Solas Capital — Analyst
Sure. Got it. No, thanks. I appreciate it. In terms of cash taxes, I assume that isn’t going to be an issue going forward. Forgetting about an estimate but just in terms of end-of-year net operating loss numbers, can you provide us some color there? What’s left at Cambium and anything that comes over from Voyager?

Brad Almond — Cambium Learning Group Inc. — CFO

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Final Transcript

Dec 10, 2009 / 09:00PM GMT, ABCD — Cambium Learning Group Inc. call to discuss merger completion of Voyager Learning Company and Cambium Learning, Inc.
Just speaking on the tax side?

Tucker Golden — Solas Capital — Analyst
Yes.

Brad Almond — Cambium Learning Group Inc. — CFO
We don’t — we’re assuming no significant cash tax payments this year, and into next year I think we said, at least on a previous call we said we didn’t expect any in 2010, and beyond that, we have not projected beyond that.

Tucker Golden — Solas Capital — Analyst
Okay. What are the federal and — or just, I guess, starting with federal NOLs at Cambium at year-end?

Brad Almond — Cambium Learning Group Inc. — CFO
I don’t have those. I’m still working through with the lawyers on which NOL survives, so I don’t have that handy in front of me.

Tucker Golden — Solas Capital — Analyst
Okay, we’ll look forward to maybe hearing more about that in the future. Thanks a lot, guys, and good luck.

Operator
(Operator Instructions). [Randy Baron], [SM Investors].

Randy Baron — SM Investors — Analyst
Hi, guys, good afternoon. I guess I want to piggyback on Tucker’s question there. I recognize you’re not giving 2010 guidance, but I’m just curious. In the S-4, it talks about $10 million of CapEx. What does that CapEx — what does it go towards?

Brad Almond — Cambium Learning Group Inc. — CFO
The extreme majority of that is development of the curriculum. We — I know on the Voyager side, we spent roughly $1 million in property, plant, and equipment, and I know the Cambium side was a little bit less than that. So the majority of that you’re going to see is the capitalization of curriculum development.

Randy Baron — SM Investors — Analyst
Okay. And that’s all capitalized?

Brad Almond — Cambium Learning Group Inc. — CFO
No, it’s only — roughly, we’ve been running at about 60% capitalization of the spend, and then the rest, if it is not capitalized, shows up in your development line.

Randy Baron — SM Investors — Analyst

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Final Transcript

Dec 10, 2009 / 09:00PM GMT, ABCD — Cambium Learning Group Inc. call to discuss merger completion of Voyager Learning Company and Cambium Learning, Inc.
Okay. Ron, you may cut this off, I’m not sure, but if you have roughly $30 million plus a free cash next year, is it all towards debt or is there — I guess what I’m trying to get at, are there other, smaller — how many other equivalent bolt-on acquisitions are out there? Not a real number, but just a ballpark idea?
Is this it for now or are we going to continue looking for other things in the same size, given all the federal money coming through and given the strong third quarter?

Ron Klausner — Cambium Learning Group Inc. — CEO
We’ll share with you our strategy in the early part of 2010. But that being said, there are a number of capabilities and a number of entrepreneurial capabilities that we think would be very nice tuck-in acquisitions, primarily technology-based capabilities.
So we have a track record of acquiring companies that have good capabilities, Learning A-Z and ExploreLearning, without good sales and marketing acumen, and growing those significantly. And so, I think you could assume that is part of our plans, but we’ll get more specific as we go forward.

Randy Baron — SM Investors — Analyst
Yes, I certainly think you guys have a proven track record. But does that infer that you would go more towards a software-specific company and not an education — I mean, is (multiple speakers) it something to help what you are ready have?

Ron Klausner — Cambium Learning Group Inc. — CEO
No, no. Education — what I said is — our thought — clearly, we’re staying in the education sector, but our priorities would be capabilities that are web-based [canna] capabilities. Niches that we think could fill out our suite of capabilities even more completely.

Randy Baron — SM Investors — Analyst
Okay, maybe you’ll elaborate on a future call and that’s certainly an interesting concept. And then, just one last thing, David’s comments. He mentioned something that caught my interest, which is Cambium didn’t have as much deferred revenue. Can you just talk about the new company going forward, what the deferred revenue sense of the mix is going to be?

Brad Almond — Cambium Learning Group Inc. — CFO
I’ll go ahead and comment to that is typically the model, the Cambium products have had less embedded technological features that some of ours have had, so we have had a high — and also, we have a significant portion of our sales come from online subscription products that are just simply sold stand-alone.
So we don’t yet know the mix going forward for two reasons. One is we do have a plan to start including a lot of our technology products within the Cambium print products, which will increase the deferral of percentage, but to the extent that we’re going to do that is not yet known, and mainly the timing of when we’re going to do that is not yet determined.

Randy Baron — SM Investors — Analyst
Okay. Lastly, on the $156 million of debt at year-end maturing in 2013, what is the rate on that? And is it fixed or floating?

Brad Almond — Cambium Learning Group Inc. — CFO
It is — that is a great question. I don’t the debt details in front of me. It’s actually — I think the debt details are in the S-4.

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Final Transcript

Dec 10, 2009 / 09:00PM GMT, ABCD — Cambium Learning Group Inc. call to discuss merger completion of Voyager Learning Company and Cambium Learning, Inc.
There’s two pieces of debt; there is an original piece and there’s a mezzanine piece. And the mezzanine piece, I’d hate to quote a bad rate for you, but it is in excess of 10%. And the larger piece is probably somewhere around the 10% range as well, but lower than the mezzanine piece.

Randy Baron — SM Investors — Analyst
Okay, thank you and good luck.

Operator
(Operator Instructions). There are no further questions at this time. I would now like to turn the conference back over to Mr. Almond.

Brad Almond — Cambium Learning Group Inc. — CFO
Thank you, again, and to reiterate what Ron has said, we’re absolutely thrilled to share this inaugural call with you and look forward to future calls. Thanks for your attendance.

Operator
Thank you. This does conclude today’s conference call. You may now disconnect your line.

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